Exhibit 5.1

[VARIAN MEDICAL SYSTEMS, INC. LETTERHEAD]

April 1, 2005

Varian Medical Systems, Inc.
3050 Hansen Way
Palo Alto, California 94304

Re:                   2005 Omnibus Stock Plan

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 to be filed by Varian Medical Systems, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, relating to 4,000,000 shares of the Company’s common stock (as well as 28,975,984 shares being transferred from the registration statement for the Varian Medical Systems, Inc. Omnibus Stock Plan and 2,164,521 shares being transferred from the registration statement for the Varian Medical Systems, Inc. 2000 Stock Option Plan), par value $1.00 per share (the “Common Stock”), issuable pursuant to the Varian Medical Systems, Inc. 2005 Omnibus Stock Plan (the “Plan”), it is my opinion that such shares of the Common Stock of the Company, when issued and sold in accordance with the Plan, will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Joseph B. Phair

Joseph B. Phair, Esq.